EXHIBIT 99.2

ITEM 7.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes contained in Item 8 of this Annual Report.

Introduction

Boston Scientific Corporation is a worldwide developer, manufacturer and marketer of medical devices that are used in a broad range of interventional medical specialties. Our business strategy is to lead global markets for less-invasive medical devices by developing and delivering products and therapies that address unmet patient needs, provide superior clinical outcomes and demonstrate compelling economic value. We intend to achieve leadership, drive profitable sales growth and increase shareholder value by focusing on:

•	Customers
•	Innovation
•	Quality
•	People
•	Financial Strength

In the first quarter of 2008, we completed the divestiture of certain non-strategic businesses. Our operating results for the years ended December 31, 2007 and 2006 include a full year of results of these businesses. Our operating results for the year ended December 31, 2008 include the results of these businesses through the date of separation. We are involved in several post-closing separation activities through transition service agreements, some from which we continue to generate net sales. These transition service agreements expire throughout 2009 and the first half of 2010. Refer to the Strategic Initiatives section and Note F – Divestitures and Assets Held for Sale to our consolidated financial statements contained in Item 8 of this Annual Report for a description of these business divestitures.

On April 21, 2006, we consummated the acquisition of Guidant Corporation. With this acquisition, we became a major provider in the cardiac rhythm management (CRM) market, enhancing our overall competitive position and long-term growth potential, and further diversifying our product portfolio. We also now share certain drug-eluting stent technology with Abbott Laboratories, which gives us access to a second drug-eluting stent program, and complements our TAXUS® stent system program. See Note D- Acquisitions to our 2008 consolidated financial statements included in Item 8 of this Annual Report for further details on the Guidant acquisition and Abbott transaction. Our operating results for the years ended December 31, 2008 and 2007 include a full year of results of our CRM business that we acquired from Guidant. Our operating results for the year ended December 31, 2006 include the results of the CRM business beginning on the date of acquisition. We have included supplemental pro forma financial information in Note D – Acquisitions to our 2008 consolidated financial statements included in Item 8 of this Annual Report which gives effect to the acquisition as though it had occurred at the beginning of 2006.

Executive Summary

Financial Highlights and Trends

Net sales in 2008 were $8.050 billion, which included sales from divested businesses of $69 million, as compared to net sales of $8.357 billion in 2007, which included sales from divested business of $553 million, a decrease of $307 million or four percent. Foreign currency fluctuations increased our net sales by $213 million in 2008, as compared to 2007. Excluding the impact of foreign currency and sales from divested businesses, our net sales were flat with the prior year.

Worldwide net sales of our CRM products increased eight percent in 2008, including an eight percent increase in our U.S. CRM net sales and a seven percent increase in international CRM product net sales. These increases were driven by multiple product launches in both our U.S. and international markets, highlighted by the launch of our COGNIS® cardiac resynchronization therapy defibrillator (CRT-D) system and our TELIGEN® implantable cardioverter defibrillator (ICD) system. In addition, net sales from our Endosurgery businesses grew eight percent and our Neuromodulation division increased net sales by twenty percent in 2008, as compared to 2007. Partially offsetting these increases, was a decline in worldwide net sales from our Cardiovascular division of four percent during 2008, due principally to the impact of new competition in the U.S. drug-eluting stent market.  However, we realized increased U.S. drug-eluting stent market share in the fourth quarter of 2008, as compared to the third quarter of 2008, and exited the year with an estimated 49 percent share of the U.S. drug-eluting stent market for the month of December.

Our reported net loss for 2008 was $2.036 billion, or $1.36 per share, on approximately 1.5 billion weighted-average shares outstanding, as compared to a net loss for 2007 of $495 million, or $0.33 per share, also on 1.5 billion weighted-average shares outstanding. Our reported results for 2008 included goodwill and intangible asset impairment charges and acquisition-, divestiture-, litigation- and restructuring-related net charges; and discrete tax items of $2.796 billion (after-tax), or $1.87 per share, consisting of:

•	$2.756 billion ($2.790 billion pre-tax) of goodwill and intangible asset impairment charges, associated primarily with a write-down of goodwill;
•	a $184 million gain ($250 million pre-tax) related to the receipt of an acquisition-related milestone payment from Abbott;
•	$44 million ($43 million pre-tax) of net purchased research and development charges, associated primarily with the acquisitions of Labcoat, Ltd. and CryoCor, Inc.;
•	$100 million of costs ($133 million pre-tax) associated with our on-going expense and head count reduction initiatives;
•	a $185 million gain ($250 million pre-tax), associated with the sale of certain non-strategic businesses;
•	$54 million of net losses ($80 million pre-tax) in connection with the sale of certain non-strategic investments;
•	$238 million of litigation-related charges ($334 million pre-tax) resulting primarily from a ruling by a federal judge in a patent infringement case brought against us by Johnson & Johnson; and
•	$27 million of discrete tax benefits related to certain tax positions associated with prior period acquisition-, divestiture-, litigation- and restructuring-related charges.

During the fourth quarter of 2008, we recorded a $2.613 billion goodwill impairment charge associated with our acquisition of Guidant. The decline in our stock price and our market capitalization during the fourth quarter created an indication of potential impairment of our goodwill balance; therefore, we performed an interim impairment test. Key factors contributing to the impairment charge included disruptions in the credit and equity markets, and the resulting impacts to weighted-average costs of capital, and changes in CRM market demand relative to our original assumptions at the time of acquisition. Refer to Note E – Goodwill and Other Intangible Assets to our consolidated financial statements contained in Item 8 of this Annual Report for more information.

Our reported results for 2007 included goodwill and intangible asset impairment charges and acquisition-, divestiture-, litigation- and restructuring-related charges of $1.110 billion (after-tax), or $0.74 per share. Refer to Liquidity and Capital Resources for a discussion of these charges.

We continued to generate substantial cash flow during 2008. Cash provided by operating activities was $1.216 billion in 2008 as compared to $934 million in 2007. At December 31, 2008, we had total debt of $6.745 billion, cash and cash equivalents of $1.641 billion and working capital of $2.219 billion. During 2008, we prepaid $1.425 billion of debt under our term loan and our credit facility secured by our U.S. trade receivables and, in February 2009, prepaid an additional $500 million. As a result, our next scheduled debt maturity is $325 million due in April 2010.

Strategic Initiatives

In 2007, we announced several new initiatives designed to enhance short- and long-term shareholder value, including the restructuring of several of our businesses and product franchises; the sale of non-strategic businesses and investments; and significant expense and head count reductions. Our goal was, and continues to be, to better align expenses with revenues, while preserving our ability to make needed investments in quality, research and development (R&D), capital improvements and our people that are essential to our long-term success. These initiatives have helped to provide better focus on our core businesses and priorities, which we believe will strengthen Boston Scientific for the future and position us for increased, sustainable and profitable sales growth. The execution of this plan enabled us to reduce R&D and selling, general and administrative (SG&A) expenses by an annualized run rate of approximately $500 million exiting 2008.

Restructuring

In October 2007, our Board of Directors approved, and we committed to, an expense and head count reduction plan, which resulted in the elimination of approximately 2,300 positions worldwide. We initiated activities under the plan in the fourth quarter of 2007 and expect to be substantially complete worldwide in 2010.   Refer to Results of Operations and Note H – Restructuring-related Activities to our consolidated financial statements included in Item 8 of this Annual Report for information on restructuring-related activities and estimated costs.

Plant Network Optimization

On January 27, 2009, our Board of Directors approved, and we committed to, a plant network optimization plan, which is intended to simplify our manufacturing plant structure by transferring certain production lines from one facility to another and by closing certain facilities. The plan is a complement to our previously announced expense and head count reduction plan, and is intended to improve overall gross profit margins. Activities under the plan will be initiated in 2009 and are expected to be substantially completed by the end of 2011. Refer to Results of Operations and Note H – Restructuring-related Activities to our consolidated financial statements included in Item 8 of this Annual Report for information on restructuring-related activities and estimated costs.

Divestitures

During 2007, we determined that our Auditory, Vascular Surgery, Cardiac Surgery, Venous Access and Fluid Management businesses were no longer strategic to our on-going operations. Therefore, we initiated the process of selling these businesses in 2007, and completed their sale in the first quarter of 2008, as discussed below. We received pre-tax proceeds of approximately $1.3 billion from the sale of these businesses and our TriVascular Endovascular Aortic Repair (EVAR) program, and eliminated 2,000 positions in connection with these divestitures.

In January 2008, we completed the sale of a controlling interest in our Auditory business and drug pump development program, acquired with Advanced Bionics Corporation in 2004, to entities affiliated with the principal former shareholders of Advanced Bionics for an aggregate purchase price of $150 million in cash.  In connection with the sale, we recorded a loss of $367 million (pre-tax) in 2007, attributable primarily to the write-down of goodwill. In addition, we recorded a tax benefit of $7 million during 2008 in connection with the closing of the transaction. Also in January 2008, we completed the sale of our Cardiac Surgery and Vascular Surgery businesses for net cash proceeds of approximately $700 million. In connection with the sale, we recorded a pre-tax loss of $193 million in 2007, representing primarily a write-down of goodwill. In addition, we recorded a tax expense of $19 million during 2008 in connection with the closing of the transaction. In February 2008, we completed the sale of our Fluid Management and Venous Access businesses for net cash proceeds of approximately $400 million.  We recorded a pre-tax gain of $234 million ($161 million after-tax) during 2008 associated with this transaction.

Further, in March 2008, we sold our EVAR program obtained in connection with our 2005 acquisition of TriVascular, Inc. for $30 million in cash. We discontinued our EVAR program in 2006. In connection with the sale, we recorded a pre-tax gain of $16 million ($36 million after-tax) during 2008.

During 2007, in connection with our strategic initiatives, we announced our intent to sell the majority of our investment portfolio in order to monetize those investments determined to be non-strategic. In June 2008, as part of our initiative to monetize non-strategic investments, we signed separate definitive agreements with Saints Capital and Paul Capital Partners to sell the majority of our investments in, and notes receivable from, certain publicly traded and privately held entities for gross proceeds of approximately $140 million. In connection with these agreements, we received proceeds of $95 million during 2008. In addition, we received $54 million of proceeds from other transactions to monetize certain other non-strategic investments and notes receivable. We recorded net pre-tax losses of approximately $80 million during 2008 related to these monetization initiatives and the write-down of certain non-strategic investments. We expect to receive $45 million of remaining proceeds from the Saints and Paul transactions during 2009, and do not expect to record significant gains or losses in 2009 related to these definitive agreements. Refer to our Other, net discussion, as well as Note G – Investments and Notes Receivable to our consolidated financial statements included in Item 8 of this Annual Report for more information on our investment portfolio activity.

Corporate Warning Letter

In January 2006, legacy Boston Scientific received a corporate warning letter from the U.S. Food and Drug Administration (FDA) notifying us of serious regulatory problems at three of our facilities and advising us that our corporate-wide corrective action plan relating to three site-specific warning letters issued to us in 2005 was inadequate. We have identified solutions to the quality system issues cited by the FDA and have made significant progress in transitioning our organization to implement those solutions. During 2008, the FDA reinspected a number of our facilities and, in October 2008, informed us that our quality system is now in substantial compliance with its Quality System Regulations. The FDA has approved all of our requests for final approval of Class III product submissions previously on hold due to the corporate warning letter and has approved all currently eligible requests for Certificates to Foreign Governments (CFGs). Since October 2008, we have received approval to market the following new products in the U.S.:

•	our TAXUS® Express2® Atom™ paclitaxel-eluting coronary stent system, designed for treating small coronary vessels;
•	our TAXUS® Liberté® paclitaxel-eluting coronary stent system, our second-generation drug-eluting stent system;
•	our Carotid WALLSTENT® Monorail® Endoprosthesis, a less-invasive alternative to surgery for treating carotid artery disease;
•	our Apex™ Percutaneous Transluminal Coronary Angioplasty (PTCA) dilatation catheter, for treating the most challenging atherosclerotic lesions;
•	our Express® SD Renal Monorail® stent system, the first low-profile, pre-mounted stent approved in the U.S. for use in renal arteries; and
•	our Sterling™ Monorail® and Over-the-Wire balloon dilatation catheter for use in the renal and lower extremity arteries.

The FDA also approved the use of our TAXUS® Express2® paclitaxel-eluting coronary stent system for the treatment of in-stent restenosis1 (ISR) in bare-metal stents, the first ISR approval granted by the FDA.

The corporate warning letter remains in place pending final remediation of certain Medical Device Report (MDR) filing issues, which we are actively working with the FDA to resolve. This remediation has resulted and may continue to result in incremental medical device and vigilance reporting, which could adversely impact physician perception of our products.

1 In-stent restenosis is re-narrowing of the vessel inside a stent.

Business and Market Overview

Cardiac Rhythm Management

We estimate that the worldwide CRM market approximated $10.8 billion in 2008, as compared to approximately $10.0 billion in 2007, and estimate that U.S. ICD system sales represented approximately 40 percent of the worldwide CRM market in both years. Worldwide CRM market growth rates over the past three years, including the U.S. ICD market, have been below those experienced in prior years, resulting primarily from previous industry field actions and from a lack of new indications for use. In 2008, however, we began to see renewed growth of the worldwide CRM market with steadily increasing implant volumes.

Net sales of our CRM products represented approximately 28 percent of our consolidated net sales for 2008 and 25 percent in 2007. The following are the components of our worldwide CRM product sales:

(in millions)	Year Ended December 31, 2008			Year Ended December 31, 2007
	U.S.	International	Total	U.S.	International	Total
ICD systems	$1,140	$541	$1,681	$1,053	$489	$1,542
Pacemaker systems	340	265	605	318	264	582

	$1,480	$806	$2,286	$1,371	$753	$2,124

Our U.S. sales of CRM products in 2008 increased $109 million, or eight percent, as compared to 2007.  Our U.S. sales benefited from growth in the U.S. CRM market and from the successful launch of our next-generation COGNIS® CRT-D and TELIGEN® ICD systems, as well as the launches of our CONFIENT® ICD system, the LIVIAN® CRT-D system, and the ALTRUA™ family of pacemaker systems. We experienced ten percent growth in U.S. CRM sales during each of the second, third and fourth quarters of 2008, largely as a result of these new product launches.

Our international CRM product sales increased $53 million, or seven percent in 2008, as compared to 2007, due primarily to an increase in the size of the international ICD market. However, our net sales and market share in Japan have been negatively impacted as we move to a direct sales model for our CRM products in Japan and, until we fully implement this model, our net sales and market share in Japan may continue to be negatively impacted.

During 2008, we received more than a dozen new CRM product approvals. We will continue to execute on our product pipeline and expect to begin offering our LATITUDE® Patient Management System in certain European countries in 2009. This technology, which enables physicians to monitor device performance remotely while patients are in their homes, is a key component of many of our implantable device systems. We also plan to launch our next-generation pacemaker, the INGENIO™ pacemaker system, in the U.S., our EMEA (Europe/Middle East/Africa) region and certain Inter-Continental countries in the first half of 2011. We believe that these launches position us for sustainable growth within the worldwide CRM market.

Net sales from our CRM products represent a significant source of our overall net sales. Therefore, increases or decreases in net sales from our CRM products could have a significant impact on our results of operations. While we believe that the size of the CRM market will increase above existing levels, there can be no assurance as to the timing or extent of this increase. We believe we are well positioned within the CRM market; however, the following variables may impact the size of the CRM market and/or our share of that market:

•	our continued ability to improve the trust and confidence of the implanting physician community, the referring physician community and prospective patients in our technology;

•	future product field actions or new physician advisories by us or our competitors;

•	our ability to successfully launch next-generation products and technology;

•	the successful conclusion and positive outcomes of on-going clinical trials that may provide opportunities to expand indications for use;

•	variations in clinical results, reliability or product performance of our and our competitors’ products;

•	delayed or limited regulatory approvals and unfavorable reimbursement policies;

•	our ability to retain key members of our sales force and other key personnel;

•	new competitive launches; and

•	average selling prices and the overall number of procedures performed.

Coronary Stents

The size of the coronary stent market is driven primarily by the number of percutaneous coronary intervention (PCI) procedures performed, as well as the percentage of those that are actually stented; the number of devices used per procedure; average drug-eluting stent selling prices; and the drug-eluting stent penetration rate (a measure of the mix between bare-metal and drug-eluting stents used across procedures). We estimate that the worldwide coronary stent market approximated $5.0 billion in 2008 and 2007, and estimate that drug-eluting stents represented approximately 80 percent of the dollar value of worldwide coronary stent market sales in both years. Uncertainty regarding the efficacy of drug-eluting stents, as well as the increased perceived risk of late stent thrombosis2 following the use of drug-eluting stents, contributed to a decline in the worldwide drug-eluting stent market size during 2006 and 2007. However, data addressing this risk and supporting the safety of drug-eluting stent systems positively affected trends in the growth of the drug-eluting stent market in 2008, as referring cardiologists regained confidence in this technology.

Net sales of our coronary stent systems represented approximately 23 percent of our consolidated net sales for 2008 and 24 percent in 2007. We are the only company in the industry to offer a two-drug platform strategy with our TAXUS® paclitaxel-eluting stent system and the PROMUS® everolimus-eluting stent system. The following are the components of our worldwide coronary stent system sales:

(in millions)	Year Ended December 31, 2008			Year Ended December 31, 2007
	U.S.	International	Total	U.S.	International	Total
TAXUS®	$621	$697	$1,318	$1,006	$754	$1,760
PROMUS®	212	104	316		28	28
Drug-eluting	833	801	1,634	1,006	782	1,788
Bare-metal	88	129	217	104	135	239

	$921	$930	$1,851	$1,110	$917	$2,027

During 2008, U.S. sales of our drug-eluting stent systems declined $173 million, or 17 percent, due primarily to an increase in competition following recent competitive launches. We believe that our average share of the

2 Late stent thrombosis is the formation of a clot, or thrombus, within the stented area one year or more after implantation of the stent.

U.S. drug-eluting stent market declined to 46 percent during 2008, as compared to 55 percent in 2007.  In addition, pricing pressure resulted in a reduction in the average selling price of our TAXUS® stent system in the U.S. by approximately five percent as compared to the prior year. However, increasing penetration rates have had a positive effect on the size of the U.S. drug-eluting stent market. Average drug-eluting stent penetration rates in the U.S. were 68 percent during 2008 (exiting 2008 at 73 percent for the month of December), as compared to 65 percent during 2007 (exiting 2007 at 62 percent for the month of December). We believe this is a strong indicator that the recovery of the U.S. drug-eluting stent market is continuing and the market is strengthening. In addition, the launch of our TAXUS® Express2® Atom™ and TAXUS® Liberté® stent systems in the U.S. during the fourth quarter of 2008 had a positive effect on our market share. We believe that exiting 2008, we were the market leader with 49 percent share of the U.S. drug-eluting stent market for the month of December, and are well positioned entering 2009.

Our international drug-eluting stent system sales increased $19 million, or two percent, in 2008 as compared to 2007, due to a full year of drug-eluting stent sales in Japan and growth in the size of the international drug-eluting stent market as a result of increased PCI procedural volume and higher penetration rates. In May of 2007, we launched our TAXUS® Express2® coronary stent system in Japan, and, in January 2009, we received approval from the Japanese Ministry of Health, Labor and Welfare to market our second-generation TAXUS® Liberté® drug-eluting stent system in Japan. We are planning to launch our TAXUS® Liberté® stent system in Japan during the first quarter of 2009 and the PROMUS® everolimus-eluting coronary stent system in the second half of 2009, subject to regulatory approval.

In July 2008, Abbott launched its XIENCE V™ everolimus-eluting coronary stent system, and, simultaneously, we launched the PROMUS® everolimus-eluting coronary stent system, supplied to us by Abbott. As of the closing of Abbott’s acquisition of Guidant’s vascular intervention and endovascular solutions businesses, we obtained a perpetual license to use the intellectual property used in Guidant’s drug-eluting stent system program purchased by Abbott. We believe that being the only company to offer two distinct drug-eluting stent platforms provides us a considerable advantage in the drug-eluting stent market and has enabled us to sustain our worldwide leadership position. However, under the terms of our supply arrangement with Abbott, the gross profit and operating profit margin of a PROMUS® stent system is significantly lower than that of our TAXUS® stent system. Our PROMUS® stent systems have operating profit margins that approximate half of our TAXUS® stent system operating profit margin. Therefore, if sales of our PROMUS® stent system continue to increase in relation to our total drug-eluting stent system sales, our profit margins will continue to decrease. Refer to our Gross Profit discussion for more information on the impact this sales mix has had on our gross profit margins. Further, the price we pay Abbott for our supply of PROMUS® stent systems is determined by our contracts with them.  Our cost is based, in part, on previously fixed estimates of Abbott’s manufacturing costs for PROMUS® stent systems and third-party reports of our average selling price of PROMUS® stent systems. Amounts paid pursuant to this pricing arrangement are subject to a retroactive adjustment at pre-determined intervals based on Abbott’s actual costs to manufacture these stent systems for us and our average selling price of PROMUS® stent systems. During 2009, we may make a payment to or receive a payment from Abbott based on the differences between their actual manufacturing costs and the contractually stipulated manufacturing costs and differences between our actual average selling price and third-party reports of our average selling price, in each case, with respect to our purchases of PROMUS® stent systems from Abbott during 2008, 2007 and 2006. As a result, during 2009, our profit margins on the PROMUS®  stent system may increase or decrease.

We are reliant on Abbott for our supply of PROMUS® stent systems. Any production or capacity issues that affect Abbott’s manufacturing capabilities or the process for forecasting, ordering and receiving shipments may impact our ability to increase or decrease the level of supply to us in a timely manner; therefore, our supply of PROMUS® stent systems may not align with customer demand, which could have an adverse effect on our operating results. At present, we believe that our supply of PROMUS® stent systems from Abbott is sufficient to meet customer demand. Further, our supply agreement with Abbott for PROMUS® stent systems extends through the middle of the fourth quarter of 2009 in Europe, and is currently being reviewed by the European Commission for possible extension, and through the end of the second quarter of 2012 in the U.S. and Japan. We are incurring incremental costs and expending incremental resources in order to develop and commercialize an internally developed and manufactured next-generation everolimus-eluting stent system. We expect that this stent system, the PROMUS® Element™ stent system, will have gross profit margins more comparable to our TAXUS® stent system and will improve our overall gross profit and operating profit margins once launched. We expect to launch PROMUS® Element in our EMEA region and certain Inter-Continental countries in late 2009 and in the U.S. and Japan in mid-2012. We expect to launch our first-generation PROMUS® everolimus-eluting coronary stent system during the second half of 2009 in Japan. Our product pipeline also includes the TAXUS® Element™ coronary stent system. We expect to launch our TAXUS® Element stent system in EMEA and certain Inter-Continental countries during the fourth quarter of 2009 and in the U.S. and Japan in mid-2011.

Historically, the worldwide coronary stent market has been dynamic and highly competitive with significant market share volatility. In addition, in the ordinary course of our business, we conduct and participate in numerous clinical trials with a variety of study designs, patient populations and trial end points. Unfavorable or inconsistent clinical data from existing or future clinical trials conducted by us, by our competitors or by third parties, or the market’s perception of these clinical data, may adversely impact our position in, and share of the drug-eluting stent market and may contribute to increased volatility in the market.

We believe that we can sustain our leadership position within the worldwide drug-eluting stent market for a variety of reasons, including:

•	our two drug-eluting stent platform strategy;

•	the broad and consistent long-term results of our TAXUS® clinical trials, and the favorable results of the XIENCE V™/PROMUS® stent system clinical trials to date;

•	the performance benefits of our current and future technology;

•	the strength of our pipeline of drug-eluting stent products;

•	our overall position in the worldwide interventional medicine market and our experienced interventional cardiology sales force; and

•	the strength of our clinical, marketing and manufacturing capabilities.

However, a further decline in net sales from our drug-eluting stent systems could have a significant adverse impact on our operating results and operating cash flows. The most significant variables that may impact the size of the drug-eluting stent market and our position within this market include:

•	our ability to successfully launch next-generation products and technology features;

•	physician and patient confidence in our technology and attitudes toward drug-eluting stents, including the continued abatement of prior concerns regarding the risk of late stent thrombosis;

•	changes in drug-eluting stent penetration rates, the overall number of PCI procedures performed, average number of stents used per procedure, and average selling prices of drug-eluting stent systems;

•	the outcome of intellectual property litigation;

•	variations in clinical results or perceived product performance of our or our competitors’ products;

•	delayed or limited regulatory approvals and unfavorable reimbursement policies;

•	our ability to retain key members of our sales force and other key personnel; and

•	changes in FDA clinical trial data and post-market surveillance requirements and the associated impact on new product launch schedules and the cost of product approvals and compliance.

There continues to be significant intellectual property litigation in the coronary stent market. We are currently involved in a number of legal proceedings with certain of our existing competitors, including Johnson & Johnson, and other independent patent holders. There can be no assurance that an adverse outcome in one or more proceedings would not materially impact our ability to meet our objectives in the coronary stent market, and our liquidity and results of operations. We previously had several active lawsuits pending between us and Medtronic, Inc. However, on January 23, 2009, we reached an agreement to stop all litigation between us and Medtronic with respect to interventional cardiology and endovascular repair cases. See Note L - Commitments and Contingencies to our 2008 consolidated financial statements included in Item 8 of this Annual Report for a description of these legal proceedings.

Other Businesses

Interventional Cardiology (excluding coronary stent systems)

In addition to coronary stent systems, our Interventional Cardiology business markets balloon catheters, rotational atherectomy systems, guide wires, guide catheters, embolic protection devices, and diagnostic catheters used in percutaneous transluminal coronary angioplasty (PTCA) procedures; and ultrasound and imaging systems. Our net sales of these products increased to $1.028 billion in 2008, as compared to $989 million in 2007, an increase of $39 million or four percent. This increase was driven primarily by growth in our ultrasound and imaging system franchise; including increased sales of our iLab® Ultrasound Imaging System, which enhances the diagnosis and treatment of blocked vessels and heart disorders.  In addition, in November 2008, the FDA approved our Apex™ PTCA dilatation catheter, used in treating atherosclerotic lesions.

Peripheral Interventions

Our Peripheral Interventions business product offerings include stents, balloon catheters, sheaths, wires and vena cava filters, which are used to diagnose and treat peripheral vascular disease. Our 2008 net sales of these products decreased slightly to $589 million in 2008, as compared to $597 million in 2007.  The decrease was a result of U.S. sales declines of $34 million in 2008 to $294 million, from $328 million in 2007, primarily as a result of increased competition across most of the vascular interventional product categories. Our international Peripheral Interventions business grew $26 million in 2008, as compared to 2007, due primarily to foreign currency fluctuations. We continue to hold a strong worldwide position in the Peripheral Interventions market and we are the market leader in multiple product categories. Further, in the fourth quarter of 2008, we received FDA approval for three new products: our Carotid WALLSTENT® Monorail® Endoprosthesis for the treatment of patients with carotid artery disease who are at high risk for surgery; our Express® SD Renal Monorail® premounted stent system for use as an adjunct to percutaneous transluminal renal angioplasty in certain lesions of the renal arteries; and our Sterling™ Monorail® and Over-the-Wire balloon dilatation catheter for use in the renal and lower extremity arteries.

Neurovascular

We market a broad line of products used in treating diseases of the neurovascular system. Our Neurovascular net sales increased to $360 million in 2008, as compared to $352 million in 2007, an increase of $8 million or two percent. Our U.S. net sales were $131 million in 2008, as compared to $127 million in 2007, and our international net sales were $229 million in 2008, as compared to $225 million in 2007. We plan to launch a next-generation family of detachable coils, including an enhanced delivery system with reduced coil detachment times, in the U.S. in the second half of 2009. Within our product pipeline, we are also developing next-generation technologies for the treatment of aneurysms, intracranial atherosclerotic disease and acute ischemic stroke, and are involved in numerous clinical activities that are designed to expand the size of the worldwide Neurovascular market.

Endosurgery

Our Endosurgery group develops and manufactures devices to treat a variety of medical conditions, including diseases of the digestive and pulmonary systems within our Endoscopy division, and urological and gynecological disorders within our Urology division. Our Endosurgery group net sales grew eight percent in 2008 to $1.374 billion, and accounted for 17 percent of our total net sales in 2008, as compared to 15 percent in 2007.  The following are the components of our worldwide Endosurgery business:

(in millions)	Year Ended December 31, 2008			Year Ended December 31, 2007
	U.S.	International	Total	U.S.	International	Total
Endoscopy	$477	$466	$943	$453	$413	$866
Urology	335	96	431	316	87	403

	$812	$562	$1,374	$769	$500	$1,269

Our Endoscopy net sales grew nine percent in 2008 to $943 million from $866 million in 2007.  Key sales growth drivers within Endoscopy included our biliary franchise, which grew $45 million, or 16 percent, to $324 million on the strength of our SpyGlass® Direct Visualization System for single-operator duodenoscope assisted cholangiopancreatoscopy, or visual examination of the bile ducts, which was launched in the second quarter of 2007.  In addition, our hemostasis franchise grew $16 million, or 18 percent, to $107 million on the strength of our Resolution® Clip Device, which is the only currently-marketed mechanical clip designed to open and close (up to five times) before deployment to enable a physician to see the effects of the clip before committing to deployment.  Our Urology net sales grew seven percent in 2008 to $431 million from $403 million in 2007.  This growth was primarily due to our pelvic floor franchise, which grew 17 percent, or $14 million, to $95 million, led by our line of sling-based devices and kits, which are used in the treatment of a variety of stress- and age-related disorders of the lower female anatomy.  The remaining Urology growth was spread across the other components of our business, including our stone management and gynecology franchises.  During 2009, we intend to launch a number of new products across multiple franchises in both our Endoscopy and Urology businesses.

Neuromodulation

Despite new product launches during the year by both of our major competitors, our Neuromodulation net sales increased to $245 million in 2008, as compared to $204 million in 2007, an increase of $41 million or 20 percent. Our U.S. net sales were $234 million in 2008, as compared to $198 million in 2007, and our international net sales were $11 million in 2008, as compared to $6 million in 2007. We continued to maintain our strong position within the U.S. market with our Precision® Spinal Cord Stimulation (SCS) system, used for the treatment of chronic pain of the lower back and legs. We believe that we continue to have a technology advantage over our competitors with proprietary features such as Multiple Independent Current Control, which allows the physician to target specific areas of pain more precisely. In addition, we are currently assessing the use of our SCS system to treat other sources of pain. These factors, coupled with the move of our Neuromodulation business to a new state-of-the-art facility during 2008, position us well for continued growth in this market.

Innovation

Our approach to innovation combines internally developed products and technologies with those we obtain externally through strategic acquisitions and alliances. Our research and development efforts are focused largely on the development of next-generation and novel technology offerings across multiple programs and divisions. We expect to continue to invest in our CRM and drug-eluting stent technologies, and will also invest selectively in areas outside of these markets. We expect to continue to invest in our paclitaxel drug-eluting stent program, along with our internally developed and manufactured everolimus-eluting stent program (the PROMUS® Element™ stent system), to sustain our leadership position in the worldwide drug-eluting stent market. There can be no assurance that these technologies will achieve technological feasibility, obtain regulatory approvals or gain market acceptance. A delay in the development or approval of these technologies may adversely impact our future growth.

Our strategic acquisitions are intended to expand further our ability to offer our customers safe, effective, high-quality medical devices that satisfy their interventional needs. Management believes it has developed a sound plan to integrate acquired businesses. However, our failure to integrate these businesses successfully could impair our ability to realize the strategic and financial objectives of these transactions. Potential future acquisitions may be dilutive to our earnings and may require additional debt or equity financing, depending on their size and nature.

We have entered strategic alliances with both publicly traded and privately held companies. We enter these alliances to broaden our product technology portfolio and to strengthen and expand our reach into existing and new markets. During 2008, we monetized certain investments and alliances no longer determined to be strategic (see the Strategic Initiatives section for more information). While we believe our remaining strategic investments are within attractive markets with an outlook for sustained growth, the full benefit of these alliances is highly dependent on the strength of the other companies’ underlying technology and ability to execute. An inability to achieve regulatory approvals and launch competitive product offerings, or litigation related to these technologies, among other factors, may prevent us from realizing the benefit of these strategic alliances.

Reimbursement and Funding

Our products are purchased principally by hospitals, physicians and other healthcare providers worldwide that typically bill various third-party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed-care programs for the healthcare services provided to their patients. Third-party payors may provide or deny coverage for certain technologies and associated procedures based on independently determined assessment criteria. Reimbursement by third-party payors for these services is based on a wide range of methodologies that may reflect the services’ assessed resource costs, clinical outcomes and economic value. These reimbursement methodologies confer different, and sometimes conflicting, levels of financial risk and incentives to healthcare providers and patients, and these methodologies are subject to frequent refinements. Third-party payors are also increasingly adjusting reimbursement rates and challenging the prices charged for medical products and services. There can be no assurance that our products will be automatically covered by third-party payors, that reimbursement will be available or, if available, that the third-party payors’ coverage policies will not adversely affect our ability to sell our products profitably.  Accordingly, the outcome of these reimbursement decisions could have an adverse impact on our business. In addition, the current economic climate may impose further pressure on funds available for reimbursement of healthcare and on reimbursement levels.

Manufacturing and Raw Materials

We design and manufacture the majority of our products in technology centers around the world. Many components used in the manufacture of our products are readily fabricated from commonly available raw materials or off-the-shelf items available from multiple supply sources. Certain items are custom made to meet our specifications. We believe that in most cases, redundant capacity exists at our suppliers and that alternative sources of supply are available or could be developed within a reasonable period of time. We also have an on-going program to identify single-source components and to develop alternative back-up supplies. However, in certain cases, we may not be able to quickly establish additional or replacement suppliers for specific components or materials, largely due to the regulatory approval system and the complex nature of our manufacturing processes and those of our suppliers. A reduction or interruption in supply, an inability to develop and validate alternative sources if required, or a significant increase in the price of raw materials or components could adversely affect our operations and financial condition, particularly materials or components related to our CRM products and drug-eluting stent systems. In addition, our products require sterilization prior to sale and we rely primarily on third party vendors to perform this service.  To the extent our third party sterilizers are unable to process our products, whether due to raw material, capacity, regulatory or other constraints, we may be unable to transition to other providers in a timely manner, which could have an adverse impact on our operations.

International Markets

Our profitability from our international operations may be limited by risks and uncertainties related to economic conditions in these regions, currency fluctuations, regulatory and reimbursement approvals, competitive offerings, infrastructure development, rights to intellectual property and our ability to implement our overall business strategy. Any significant changes in the competitive, political, regulatory, reimbursement or economic environment where we conduct international operations may have a material impact on our business, financial condition or results of operations. International markets, including Japan, are affected by economic pressure to contain reimbursement levels and healthcare costs. Initiatives to limit the growth of healthcare costs, including price regulation, are under way in many countries in which we do business. Implementation of cost containment initiatives and healthcare reforms in significant markets such as Japan, Europe and other international markets may limit the price of, or the level at which reimbursement is provided for, our products and may influence a physician’s selection of products used to treat patients. We expect these practices to put increased pressure on reimbursement rates in these markets.

In addition, most international jurisdictions have adopted regulatory approval and periodic renewal requirements for medical devices, and we must comply with these requirements in order to market our products in these jurisdictions. Further, some emerging markets rely on the FDA’s CFGs in lieu of their own regulatory approval requirements. Although the corporate warning letter has not been formally resolved, the FDA has approved all currently eligible requests for CFGs. However, any limits on our ability to market our full line of existing products and to launch new products within these jurisdictions could have an adverse impact on our business.

Results of Operations

Net Sales

The following table provides our worldwide net sales by region and the relative change on an as reported and constant currency basis:

	Year Ended December 31,			2008 versus 2007		2007 versus 2006
(in millions)	2008	2007	2006	As Reported Currency Basis	Constant Currency Basis	As Reported Currency Basis	Constant Currency Basis

United States	$4,487	$4,522	$4,415	(1)%	(1)%	2%	2%

EMEA	1,960	1,833	1,631	7%	2%	12%	3%
Japan	861	797	560	8%	(2)%	42%	39%
Inter-Continental	673	652	739	3%	(1)%	(12)%	(13)%
International	3,494	3,282	2,930	6%	0%	12%	6%

Subtotal	7,981	7,804	7,345	2%	0%	6%	4%

Divested businesses	69	553	476	N/A	N/A	N/A	N/A

Worldwide	$8,050	$8,357	$7,821	(4)%	(6)%	7%	5%

The following table provides our worldwide net sales by division and the relative change on an as reported basis:

				2008 versus 2007				2007 versus 2006
(in millions)	2008	2007	2006	As Reported Currency Basis		Constant Currency Basis		As Reported Currency Basis		Constant Currency Basis

Interventional Cardiology	$2,879	$3,016	$3,509	(5	) %	(7	) %	(14	) %	(15	) %
Peripheral Interventions	589	597	624	(1	) %	(5	) %	(4	) %	(8	) %
Cardiovascular	3,468	3,613	4,133	(4	) %	(7	) %	(13	) %	(14	) %

Cardiac Rhythm Management	2,286	2,124	1,371	8%		5%		55%		51%
Electrophysiology	153	147	134	4%		2%		10%		8%
Cardiac Rhythm Management	2,439	2,271	1,505	7%		5%		51%		47%

Neurovascular	360	352	326	2%		(2	) %	8%		4%
Peripheral Embolization	95	95	87	1%		(4	) %	9%		7%
Neurovascular	455	447	413	2%		(3	) %	8%		5%

Cardiovascular Group	6,362	6,331	6,051	-%		1%		5%		2%

Endoscopy	943	866	777	9%		6%		11%		9%
Urology	431	403	371	7%		6%		9%		8%
Endosurgery Group	1,374	1,269	1,148	8%		6%		11%		8%

Neuromodulation	245	204	146	20%		20%		40%		40%

Subtotal	7,981	7,804	7,345	2%		-%		6%		4%

Divested businesses	69	553	476	N/A		N/A		N/A		N/A

Worldwide	$8,050	$8,357	$7,821	(4	) %	(6	) %	7%		5%

We manage our international operating regions and divisions on a constant currency basis, and we manage market risk from currency exchange rate changes at the corporate level. To calculate net sales growth rates that exclude the impact of currency exchange, we convert actual current period net sales from local currency to U.S. dollars using constant currency exchange rates. The regional constant currency growth rates in the table above can be recalculated from our net sales by reportable segment as presented in Note P – Segment Reporting to our 2008 consolidated financial statements included in Item 8 of this Annual Report. Growth rates are based on actual, non-rounded amounts and may not recalculate precisely.

U.S. Net Sales

Our U.S. net sales, excluding sales from divested businesses, decreased $35 million, or one percent in 2008, as compared to 2007. The decrease was due primarily to a decrease in Cardiovascular division sales of $222 million, driven primarily by declines in sales of our drug-eluting stent systems due to increased competition. Partially offsetting this decrease was an increase in CRM product sales of $109 million, as a result of numerous successful product launches during the year.  In addition, U.S. sales in our Endosurgery division grew $43 million in 2008, as compared to 2007, driven by strength in our biliary and hemostasis franchises, and our Neuromodulation division increased sales by $36 million, due to market growth and continued physician adoption of our Precision Plus™ spinal cord stimulation technology.  Refer to the Business and Market Overview section for a more detailed discussion of our net sales by division.

Our U.S. net sales, excluding sales from divested businesses, increased $107 million, or two percent, in 2007, as compared to 2006. The increase related primarily to an increase in U.S. CRM product sales of approximately $450 million due to a full year of consolidated operations in 2007. In addition, we achieved year-over-year U.S. sales growth of approximately $60 million in our Endosurgery businesses and $65 million in our Neuromodulation business. Offsetting these increases was a decline in our U.S. Cardiovascular division sales of approximately $500 million, driven primarily by lower sales of our TAXUS® drug-eluting stent system as a result of a decrease in the size of the U.S. drug-eluting stent market. This decrease was driven principally by declines in drug-eluting stent penetration rates resulting from on-going concerns regarding the safety and efficacy of drug-eluting stents.

International Net Sales

Our international net sales, excluding sales from divested businesses, increased $212 million, or six percent, in 2008, as compared to 2007. The increase was attributable primarily to the favorable impact of currency exchange rates, which contributed $208 million to our international net sales, excluding sales from divested businesses. Within our international business, sales in our Cardiovascular division increased $77 million and CRM product sales increased $53 million. In addition, sales in our Endosurgery franchises increased $63 million in 2008, as compared to 2007. Refer to the Business and Market Overview section for a more detailed discussion of our net sales by division.

Our international net sales, excluding sales from divested businesses, increased $352 million, or 12 percent, in 2007 as compared to 2006. Approximately $170 million was attributable to the favorable impact of currency exchange rates. Within our international business, sales of our CRM products increased $290 million, due primarily to a full year of consolidated results in 2007. Sales in our Cardiovascular division increased $50 million, due primarily to the May 2007 launch of our TAXUS® Express2® coronary stent system in Japan.

Gross Profit

In 2008, our gross profit was $5.581 billion, as compared to $6.015 billion in 2007, a decrease of $434 million or seven percent. As a percentage of net sales, our gross profit decreased to 69.3 percent for 2008, as compared to 72.0 percent for 2007. For 2007, our gross profit was $6.015 billion, as compared to $5.614 billion for 2006. As a percentage of net sales, our gross profit increased slightly to 72.0 percent in 2007, as compared to 71.8 percent in 2006. The following is a reconciliation of our gross profit percentages from 2006 to 2007 and 2007 to 2008:

	Year Ended
	December 31,
	2008		2007
Gross profit - prior year	72.0%		71.8%
Shifts in product sales mix	(2.5	) %	(1.8	) %
Lower Project Horizion spend	0.7%		0.2%
Impact of higher inventory charges and other period expenses	(0.5	) %	(1.0	) %
Inventory step up charge in 2006			3.4%
All other	(0.4	) %	(0.6	) %
Gross profit - current year	69.3%		72.0%

The primary factor contributing to a shift in product sales mix toward lower margin products in both years was a decrease in sales of our higher margin TAXUS® drug-eluting stent system. The shift in sales away from TAXUS® stent systems during 2008 was primarily due to increased sales of PROMUS® stent systems in the U.S., following its July 2008 approval and launch. Under the terms of our supply arrangement with Abbott, the gross profit margin of a PROMUS® stent system is significantly lower than that of our TAXUS® stent system. In 2008, sales of our PROMUS® stent system represented 19 percent of our worldwide drug-eluting stent system sales, as compared to two percent in 2007.

Our gross profit margin was also negatively impacted by higher inventory charges and other period expenses during both years. In 2008, these charges consisted primarily of a $23 million inventory write-off related to an FDA warning letter received by one of our third party sterilizers, and approximately $20 million of CRM-related inventory write-offs, resulting principally from the successful launch of COGNIS® and TELIGEN®. In 2007, these charges included warranty-related and other scrap charges.

Partially offsetting these declines in our gross profit margin was lower spending associated with Project Horizon, our corporate-wide initiative to improve and harmonize our overall quality processes and systems, which ended as a formal program as of December 31, 2007.  In addition, included in cost of products sold for 2006 was an adjustment of $267 million, representing the step-up value of acquired Guidant inventory sold during the year.  There were no amounts included in our 2007 or 2008 cost of products sold related to the inventory step-up and, as of December 31, 2007, we had no step-up value remaining in inventory.

Operating Expenses

The following table provides a summary of certain of our operating expenses:

	2008		2007		2006
(in millions)	$	% of Net Sales	$	% of Net Sales	$	% of Net Sales
Selling, general and administrative expenses	2,589	32.2	2,909	34.8	2,675	34.2
Research and development expenses	1,006	12.5	1,091	13.1	1,008	12.9
Royalty expense	203	2.5	202	2.4	231	3.0
Amortization expense	543	6.7	620	7.4	474	6.1

Selling, General and Administrative (SG&A) Expenses

In 2008, our SG&A expenses decreased by $320 million, or 11 percent, as compared to 2007. As a percentage of our net sales, SG&A expenses decreased to 32.2 percent in 2008 from 34.8 percent in 2007. The decrease in our SG&A expenses related primarily to lower head count and spending resulting from our expense and head count reduction plan, as well as a reduction of $160 million attributable to our first quarter 2008 divestiture of certain non-strategic businesses. Refer to the Strategic Initiatives section for more discussion of these initiatives.

In 2007, our SG&A expenses increased by $234 million, or nine percent, as compared to 2006. As a percentage of our net sales, SG&A expenses increased slightly to 34.8 percent in 2007 from 34.2 percent in 2006. The increase in our SG&A expenses related primarily to $256 million in incremental SG&A expenditures associated with a full year of consolidated CRM operations, offset partially by lower head count and spending as a result of our expense and head count reduction plan, which was initiated in the fourth quarter of 2007.

Research and Development (R&D) Expenses

Our investment in R&D reflects spending on new product development programs, as well as regulatory compliance and clinical research. In 2008, our R&D expenses decreased by $85 million, or eight percent, as compared to 2007. As a percentage of our net sales, R&D expenses decreased to 12.5 percent in 2008 from 13.1 percent in 2007. The decrease related primarily to lower head count and spending of $75 million resulting from our first quarter 2008 divestiture of certain non-strategic businesses. We remain committed to advancing medical technologies and investing in meaningful research and development projects in all of our businesses in order to maintain a healthy pipeline of new products that will contribute to our short- and long-term profitable sales growth.

In 2007, our R&D expenses increased by $83 million, or 8 percent, as compared to 2006. As a percentage of our net sales, R&D expenses increased marginally to 13.1 percent in 2007 from 12.9 percent in 2006. The increase related primarily to $131 million in incremental R&D expenditures associated with a full year of consolidated CRM operations, offset partially by lower spending of approximately $37 million associated with the cancellation of our Endovations™ single-use endoscope R&D program.  During the second quarter of 2007, we determined that our Endovations system would not be a commercially viable product and terminated the program. In addition, our 2006 R&D expenses included approximately $30 million in costs related to the cancellation of the TriVascular AAA stent-graft program. We do not expect these program cancellations to materially impact our future operations or cash flows.

Royalty Expense

In 2008, our royalty expense increased by $1 million, or less than one percent, as compared to 2007. As a percentage of our net sales, royalty expense increased slightly to 2.5 percent from 2.4 percent for 2007. Royalty expense attributable to sales of our drug-eluting stent systems increased $8 million as compared to 2007, despite an overall decrease in drug-eluting stent system sales. This was due to a shift in the mix of our drug-eluting stent system sales towards the PROMUS® stent system, following its launch in 2008. The royalty rate applied to sales of the PROMUS® stent system is, on average, higher than that associated with sales of our TAXUS® stent system. Offsetting this increase was a decrease in royalty expense of $6 million attributable to our first quarter 2008 divestiture of certain non-strategic businesses.

In 2007, our royalty expense decreased by $29 million, or 13 percent, as compared to 2006, due primarily to lower sales of our TAXUS® drug-eluting stent system. As a percentage of our net sales, royalty expense decreased to 2.4 percent from 3.0 percent for 2006. Royalty expense attributable to sales of our TAXUS® stent system decreased $48 million as compared to 2006, due to a decrease in TAXUS® stent system sales. Offsetting this decrease was an increase in royalty expense attributable to Guidant-related products of $13 million, due to a full year of consolidated results, as well as increases in royalties associated with our other businesses.

Amortization Expense

In 2008, our amortization expense decreased by $77 million, or 12 percent, as compared to 2007. The decrease in our amortization expense related primarily to the disposal of $581 million of amortizable intangible assets in connection with our first quarter 2008 business divestitures, and to certain Interventional Cardiology-related intangible assets reaching the end of their accounting useful life during 2008.

In 2007, our amortization expense increased by $146 million, or 31 percent, as compared to 2006. The increase in our amortization expense related to incremental amortization associated with intangible assets obtained as part of the Guidant acquisition, due to a full year of amortization.

Goodwill and Intangible Asset Impairment Charges

In 2008, we recorded goodwill and intangible asset impairment charges of $2.790 billion, including a $2.613 billion write-down of goodwill associated with our acquisition of Guidant, a $131 million write-down of certain of our Peripheral Interventions-related intangible assets, and a $46 million write-down of certain Urology-related intangible assets. We do not believe that the write-down of these assets will have a material impact on future operations or cash flows. Refer to Note E –Goodwill and Other Intangible Assets to our 2008 consolidated financial statements included in Item 8 of this Annual Report for more information.

In 2007, we recorded intangible asset impairment charges of $21 million associated with our acquisition of Advanced Stent Technologies (AST), due to our decision to suspend further significant funding of R&D with respect to the Petal™ bifurcation stent. We do not expect this decision to materially impact our future operations or cash flows.

In 2006, we recorded intangible asset impairment charges of $23 million attributable to the cancellation of the AAA stent-graft program we acquired with TriVascular, Inc. In addition, we recorded intangible asset write-offs of $21 million associated with developed technology obtained as part of our 2005 acquisition of Rubicon Medical Corporation, and $12 million associated with our Real-time Position Management® System (RPM)™ technology, due to our decision to cease investment in these technologies. We do not expect these decisions to materially impact our future operations or cash flows.

Acquisition-related Milestone

In connection with Abbott‘s 2006 acquisition of Guidant’s vascular intervention and endovascular solutions businesses, Abbott agreed to pay us a milestone payment of $250 million upon receipt of FDA approval to sell an everolimus-eluting stent in the U.S. In July 2008, Abbott received FDA approval and launched its

XIENCE V™ everolimus-eluting coronary stent system in the U.S., and paid us $250 million, which we recorded as a gain in the accompanying consolidated statements of operations. Under the terms of the agreement, we are entitled to receive a second milestone payment of $250 million from Abbott upon receipt of an approval from the Japanese Ministry of Health, Labor and Welfare to market the XIENCE V™ stent system in Japan.

Purchased Research and Development

In 2008, we recorded $43 million of purchased research and development charges, including $17 million associated with our acquisition of Labcoat, Ltd., $8 million attributable to our acquisition of CryoCor, Inc., and $18 million associated with entering certain licensing and development arrangements.

The $17 million of in-process research and development associated with our acquisition of Labcoat, Ltd. relates to a novel technology Labcoat is developing for coating drug-eluting stents. We intend to use this technology in future generations of our drug-eluting stent products. The $8 million of in-process research and development associated with CryoCor represents cryogenic technology for use in the treatment of atrial fibrillation, the most common and difficult to treat cardiac arrhythmia (abnormal heartbeat). We intend to use this technology in order to further pursue therapeutic solutions for atrial fibrillation and advance our existing CRM and Electrophysiology product lines.

In 2007, we recorded $85 million of purchased research and development, including $75 million associated with our acquisition of Remon Medical Technologies, Inc., $13 million resulting from the application of equity method accounting for one of our strategic investments, and $12 million associated with payments made for certain early-stage CRM technologies. Additionally, in June 2007, we terminated our product development agreement with Aspect Medical Systems relating to brain monitoring technology that Aspect was developing to aid the diagnosis and treatment of depression, Alzheimer’s disease and other neurological conditions. As a result, we recognized a credit to purchased research and development of approximately $15 million during 2007, representing future payments that we would have been obligated to make prior to the termination of the agreement. We do not expect the termination of the agreement to impact our future operations or cash flows materially.

The $75 million of in-process research and development acquired with Remon consists of a pressure-sensing system development project, which we intend to combine with our existing CRM devices. As of December 31, 2008, we estimate that the total cost to complete the development project is between $75 million and $80 million. We expect to launch devices using pressure-sensing technology in 2012 in our EMEA region and certain Inter-Continental countries, in the U.S. in 2015, and Japan in 2016, subject to regulatory approvals. We expect material net cash inflows from such products to commence in 2015, following the launch of this technology in the U.S.

In 2006, we recorded $4.119 billion of purchased research and development, including a charge of approximately $4.169 billion associated with the in-process research and development obtained in conjunction with the Guidant acquisition; a credit of $67 million resulting primarily from the reversal of accrued contingent payments due to the cancellation of the TriVascular AAA program; and an expense of $17 million resulting primarily from the application of equity method accounting for one of our investments.

The $4.169 billion of purchased research and development associated with the Guidant acquisition consists primarily of approximately $3.26 billion for acquired CRM-related in-process technology and $540 million for drug-eluting stent technology shared with Abbott. The purchased research and development value associated with the Guidant acquisition also includes $369 million representing the estimated fair value of the potential milestone payments of up to $500 million that we may receive from Abbott upon their receipt of regulatory approvals for certain products. We recorded the amounts as purchased research and development at the acquisition date because the receipt of the payments was dependent on future research and development activity and regulatory approvals, and the asset had no alternative future use as of the acquisition date. In 2008, Abbott received FDA approval and launched its XIENCE V™ everolimus-eluting coronary stent system in the U.S., and paid us $250 million, which we recognized as a gain in our consolidated financial statements. Under the terms of the agreement, we are entitled to receive a second milestone payment of $250 million from Abbott upon receipt of an approval from the Japanese Ministry of Health, Labor and Welfare to market the XIENCE V™ stent system in Japan. If received, we will record this receipt as a gain in our consolidated financial statements at the time of receipt.

The most significant in-process purchased research and development projects acquired from Guidant included the next-generation CRM pulse generator platform and rights to the everolimus-eluting stent technology that we share with Abbott. The next-generation pulse generator platform incorporates new components and software while leveraging certain existing intellectual property, technology, manufacturing know-how and institutional knowledge of Guidant. We expect to leverage this platform across all CRM product families, including ICD systems, cardiac resynchronization therapy (CRT) devices and pacemaker systems to treat electrical dysfunction in the heart. During 2008, we substantially completed the in-process CRM pulse generator project with the regulatory approval and launch of the COGNIS® CRT-D and TELIGEN® ICD devices in the U.S., EMEA, and certain Inter-Continental countries. We expect to launch the INGENIO™ pacemaker system, utilizing this platform in both EMEA and the U.S. in the first half of 2011. As of December 31, 2008, we estimate that the total cost to complete the INGENIO™ technology is between $30 million and $35 million and expect material net cash inflows from the INGENIO™ device to commence in the second half of 2011.

The $540 million attributable to everolimus-eluting stent technology represents the estimated fair value of the rights to Guidant’s everolimus-based drug-eluting stent technology we share with Abbott. In December 2006, we launched the PROMUS® everolimus-eluting coronary stent system, supplied to us by Abbott, in certain EMEA countries. In 2007, we expanded our launch in EMEA, as well as certain Inter-Continental countries and, in July 2008, launched in the U.S. We expect to launch an internally developed and manufactured next-generation everolimus-based stent, our PROMUS® Element™ stent system, in Europe in late 2009 and in the U.S. and Japan in mid-2012. We expect that net cash inflows from our internally developed and manufactured everolimus-based drug-eluting stent will commence in 2010. As of December 31, 2008, we estimate that the cost to complete our internally manufactured next-generation everolimus-eluting stent technology project is between $150 million and $175 million.

Gain on Divestitures

During 2008, we recorded a $250 million gain in connection with the sale of our Fluid Management and Venous Access businesses and our TriVascular EVAR program. Refer to the Strategic Initiatives section and Note F – Divestitures and Assets Held for Sale to our 2008 consolidated financial statements included in Item 8 of this Annual Report for more information on these transactions.

Loss on Assets Held for Sale

During 2007, we recorded a $560 million loss attributable primarily to the write-down of goodwill in connection with the sale of certain of our non-strategic businesses. Refer to the Strategic Initiatives section and Note F – Divestitures and Assets Held for Sale to our 2008 consolidated financial statements included in Item 8 of this Annual Report for more information on these transactions.

Restructuring

In October 2007, our Board of Directors approved, and we committed to, an expense and head count reduction plan, which resulted in the elimination of approximately 2,300 positions worldwide. We are providing affected employees with severance packages, outplacement services and other appropriate assistance and support.  The plan is intended to bring expenses in line with revenues as part of our initiatives to enhance short- and long-term shareholder value. Key activities under the plan include the restructuring of several businesses, corporate functions and product franchises in order to better utilize resources, strengthen competitive positions, and create a more simplified and efficient business model; the elimination, suspension or reduction of spending on certain R&D projects; and the transfer of certain production lines from one facility to another. We initiated these activities in the fourth quarter of 2007 and expect to be substantially complete worldwide in 2010.

We expect that the execution of this plan will result in total pre-tax expenses of approximately $425 million to $450 million.  We are recording a portion of these expenses as restructuring charges and the remaining portion through other lines within our consolidated statements of operations.  We expect the plan to result in cash payments of approximately $395 million to $415 million.  The following provides a summary of our expected total costs associated with the plan by major type of cost:

Type of cost	Total estimated amount expected to be incurred
Restructuring charges:
Termination benefits	$225 million to $230 million
Fixed asset write-offs	$20 million
Other (1)	$65 million to $70 million

Restructuring-related expenses:
Retention incentives	$75 million to $80 million
Accelerated depreciation	$10 million to $15 million
Transfer costs (2)	$30 million to $35 million

$425 million to $450 million

(1)	Consists primarily of consulting fees and contractual cancellations.
(2)	Consists primarily of costs to transfer product lines from one facility to another, including costs of transfer teams, freight and product line validations.

During 2008, we recorded $78 million of restructuring charges.  In addition, we recorded $55 million of expenses within other lines of our consolidated statements of operations related to our restructuring initiatives. The following presents these costs by major type and line item within our consolidated statements of operations:

(in millions)	Termination Benefits	Retention Incentives	Asset Write-offs	Accelerated Depreciation	Transfer Costs	Other	Total
Restructuring charges	$34		$10			$34	$78

Restructuring-related expenses:
Cost of products sold		$9		$4	$4		17
Selling, general and administrative expenses		27		4			31
Research and development expenses		7					7
		43		8	4		55
	$34	$43	$10	$8	$4	$34	$133

During 2007, we recorded $176 million of restructuring charges, and $8 million of restructuring-related expenses within other lines of our consolidated statements of operations. The following presents these costs by major type and line item within our consolidated statements of operations:

(in millions)	Termination Benefits	Retention Incentives	Asset Write-offs	Accelerated Depreciation	Transfer Costs	Other	Total
Restructuring charges	$158		$8			$10	$176

Restructuring-related expenses:
Cost of products sold		$1		$1			2
Selling, general and administrative expenses		2		$2			4
Research and development expenses		2					2
		5		3			8
	$158	$5	$8	$3		$10	$184

The termination benefits recorded during 2008 and 2007 represent amounts incurred pursuant to our on-going benefit arrangements and amounts for “one-time” involuntary termination benefits, and have been recorded in accordance with Financial Accounting Standards Board (FASB) Statement No. 112, Employer’s Accounting for Postemployment Benefits and FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. We expect to record the additional termination benefits in 2009 when we identify with more specificity the job classifications, functions and locations of the remaining head count to be eliminated.  Retention incentives represent cash incentives, which are being recorded over the future service period during which eligible employees must remain employed with us in order to retain the payment.  The other restructuring costs, which, in 2008 and 2007, represented primarily consulting fees, are being recognized and measured at their fair value in the period in which the liability is incurred in accordance with FASB Statement No. 146.

We have incurred cumulative restructuring and restructuring-related costs of $317 million since we committed to the plan in October 2007. The following presents these costs by major type (in millions):

Termination benefits	$192
Retention incentives	48
Fixed asset write-offs	18
Accelerated depreciation	11
Transfer costs	4
Other	44
$317

In 2008, we made cash payments of approximately $185 million associated with our restructuring initiatives, which related to termination benefits and retention incentives paid and other restructuring charges.  We have made cumulative cash payments of approximately $230 million since we committed to our restructuring initiatives in October 2007. These payments were made using cash generated from our operations.  We expect to record the remaining costs associated with these restructuring initiatives during 2009 and make the remaining cash payments throughout 2009 and 2010 using cash generated from operations.

As a result of our restructuring- and divestiture-related initiatives, we have reduced our R&D and SG&A expenses by an annualized run rate of approximately $500 million exiting 2008. In addition, we expect annualized run-rate reductions of manufacturing costs of approximately $35 million to $40 million, as a result of our transfers of production lines. Due to the longer-term nature of these initiatives, we do not expect to achieve the full benefit of these reductions in manufacturing costs until 2012. We have partially reinvested our savings from our head count reductions into targeted head count increases of 500 positions, primarily in direct sales, to drive sales growth.

Plant Network Optimization

On January 27, 2009, our Board of Directors approved, and we committed to, a plant network optimization plan, which is intended to simplify our manufacturing plant structure by transferring certain production lines from one facility to another and by closing certain facilities. The plan is a complement to our previously announced expense and head count reduction plan, and is intended to improve overall gross profit margins. Activities under the plan will be initiated in 2009 and are expected to be substantially completed by the end of 2011. We estimate that the plan will result in annual reductions of manufacturing costs of approximately $65 million to $80 million in 2012.  These savings are in addition to the estimated $35 million to $40 million of annual reductions of manufacturing costs in 2012 from activities under our previously announced expense and head count reduction plan.

We estimate that the plan will result in total pre-tax charges of approximately $135 million to $150 million, and that approximately $120 million to $130 million of these charges will result in future cash outlays.  The following provides a summary of our estimates of costs associated with the plan by major type of cost:

Type of cost	Total estimated amount expected to be incurred
Restructuring charges:
Termination benefits	$45 million to $50 million

Restructuring-related expenses:
Accelerated depreciation	$15 million to $20 million
Transfer costs (1)	$75 million to $80 million

$135 million to $150 million

(1)	Consists primarily of costs to transfer product lines from one facility to another, including costs of transfer teams, freight and product line validations.

The estimated restructuring charges relate primarily to termination benefits to be recorded pursuant to FASB Statement No. 112, Employer’s Accounting for Postemployment Benefits and FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The accelerated depreciation will be recorded through cost of products sold over the new remaining useful life of the related assets and the production line transfer costs will be recorded through cost of products sold as incurred.

Litigation-Related Charges

In 2008, we recorded a charge of $334 million as a result of a ruling by a federal judge in a patent infringement case brought against us by Johnson & Johnson. In 2007, we recorded a charge of $365 million associated with this case. See further discussion of our material legal proceedings in Item 3. Legal Proceedings and Note L — Commitments and Contingencies to our 2008 consolidated financial statements included in Item 8 of this Annual Report.

Interest Expense

Our interest expense decreased to $468 million in 2008 as compared to $570 million in 2007. The decrease in our interest expense related primarily to a decrease in our average debt levels, due to debt prepayments of $1.425 billion during the year, as well as a decrease in our average borrowing rate.

Our interest expense increased to $570 million in 2007 as compared to $435 million in 2006. The increase in our interest expense related primarily to an increase in our average debt levels, as well as an increase in our average borrowing rate. Our average debt levels for 2007 increased compared to 2006 as a result of carrying a full year of incremental debt due to the acquisition of Guidant in April 2006.

Fair Value Adjustment

We recorded net expense of $8 million in 2007 and $95 million in 2006 to reflect the change in fair value related to the sharing of proceeds feature of the Abbott stock purchase, which is discussed in further detail in Note D - Acquisitions to our 2008 consolidated financial statements included in Item 8 of this Annual Report.

This sharing of proceeds feature was marked-to-market through earnings based upon changes in our stock price, among other factors. There was no fair value associated with this feature as of December 31, 2007.

Other, net

Our other, net reflected expense of $58 million in 2008, income of $23 million in 2007, and expense of $56 million in 2006. The following are the components of other, net:

	Year Ended December 31,
(in millions)	2008	2007	2006
Net losses on investments and notes receivable	$(93)	$(54)	$(109)
Interest income	47	79	67
Other	(12)	(2)	(14)
	$(58)	$23	$(56)

Refer to Note G – Investments and Notes Receivable to our 2008 consolidated financial statements included in Item 8 of this Annual Report for more information regarding our investment portfolio. Our interest income decreased in 2008, as compared to 2007, due primarily to lower average investment rates. Our interest income increased in 2007, as compared to 2006, due primarily to higher average cash balances, partially offset by lower average investment rates.

Tax Rate

The following provides a summary of our reported tax rate:

				Percentage Point Increase (Decrease)
	2008	2007	2006	2008 vs. 2007	2007 vs. 2006
Reported tax rate	0.2%	(13.0)%	1.2%	13.2%	(14.2)%
Impact of certain charges	18.9%	25.6%	20.2%	(6.7)%	5.4%

In 2008, the increase in our reported tax rate, as compared to 2007, related primarily to the impact of certain charges and gains that are taxed at different rates than our effective tax rate. These amounts related primarily to gains and losses associated with the divestiture of certain non-strategic businesses and investments, goodwill and intangible asset impairment charges, litigation-related charges, and changes in the geographic mix of our net sales.  In 2007, the decrease in our reported tax rate as compared to 2006 related primarily to additional foreign tax credits, changes in the geographic mix of our net sales, and the impact of certain charges during 2007 that are taxed at different rates than our effective tax rate. These charges included litigation- and restructuring-related charges, changes to the reserve for uncertain tax positions relating to items originating in prior periods, purchased research and development, and losses associated with the divestiture of non-strategic businesses.

Effective January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. At December 31, 2008, we had $1.107 billion of gross unrecognized tax benefits, $978 million of which, if recognized, would affect our effective tax rate. At December 31, 2007, we had $1.180 billion of gross unrecognized tax benefits, $415 million of which, if recognized, would affect our effective tax rate.  The net reduction in our unrecognized tax benefits is attributable primarily to the resolution of certain unrecognized tax positions in 2008. The amount of unrecognized tax benefits which, if recognized, would affect our effective tax rate increased at December 31, 2008, as compared to December 31, 2007, due to the adoption of FASB Statement No. 141(R), Business Combinations, as of January 1, 2009, which requires that we recognize changes in acquired income tax uncertainties (applied to acquisitions before and after the adoption date) as income tax expense or benefit.

We are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions.  We have concluded all U.S. federal income tax matters through 2000 and substantially all material state, local, and foreign income tax matters through 2001.

Liquidity and Capital Resources

The following provides a summary of key performance indicators that we use to assess our liquidity and operating performance.

Net Debt3

	As of December 31,
(in millions)	2008	2007
Short-term debt	$2	$256
Long-term debt	6,743	7,933
Total debt	6,745	8,189
Less: cash and cash equivalents	1,641	1,452
Net debt	$5,104	$6,737

EBITDA4

	Year Ended December 31,
(in millions)	2008	2007	2006
Net loss	$(2,036)	$(495)	$(3,577)
Interest income	(47)	(79)	(67)
Interest expense	468	570	435
Income tax expense (benefit)	5	(74)	42
Depreciation	321	298	251
Amortization	543	620	474
EBITDA	$(746)	$840	$(2,442)

3
Management uses net debt to monitor and evaluate cash and debt levels and believes it is a measure that provides valuable information regarding our net financial position and interest rate exposure. Users of our financial statements should consider this non-GAAP financial information in addition to, not as a substitute for, nor as superior to, financial information prepared in accordance with GAAP.

4
Management uses EBITDA to assess operating performance and believes that it may assist users of our financial statements in analyzing the underlying trends in our business over time. In addition, management considers adjusted EBITDA as a component of the financial covenants included in our credit agreements. Users of our financial statements should consider this non-GAAP financial information in addition to, not as a substitute for, nor as superior to, financial information prepared in accordance with GAAP. Our EBITDA included goodwill and intangible asset impairment charges; acquisition-, divestiture-, litigation- and restructuring-related net charges (pre-tax) of $2.872 billion for 2008, $1.249 billion for 2007 and $4.622 billion for 2006. See Financial Summary for a description of 2008 charges (credits). In 2007, these charges included:

•
$21 million of intangible asset impairment charges related to our decision to temporarily suspend further significant funding of the Petal™ bifurcation stent project acquired with Advanced Stent Technologies;

•
$122 million of acquisition-related charges, including purchased research and development related primarily to our acquisition of Remon Medical Technologies, Inc. and integration costs related to our acquisition of Guidant;

•	$560 million, primarily non-cash, associated with the write-down of goodwill in connection with the divestiture of non-strategic businesses;
•	$365 million attributable to estimated potential losses associated with patent litigation with Johnson & Johnson;
•	$181 million of restructuring charges associated with our on-going expense and head count reduction initiative, net of accelerated depreciation.

In 2006, these charges represented costs associated with our acquisition of Guidant Corporation and primarily included: purchased research and development charges; a charge for the step-up value of Guidant inventory sold; and a credit resulting primarily from the reversal of accrued contingent payments due to the cancellation of the abdominal aortic aneurysm (AAA) program that we obtained as part of our acquisition of TriVascular, Inc.

Cash Flow

	Year Ended December 31,
(in millions)	2008	2007	2006
Cash provided by operating activities	$1,216	$934	$1,845
Cash provided by (used for) investing activities	324	(474)	(9,312)
Cash (used for) provided by financing activities	(1,350)	(680)	8,439

Operating Activities

Cash generated by our operating activities continues to be a major source of funds for servicing our outstanding debt obligations and investing in our growth. The increase in operating cash flow in 2008, as compared to 2007, is due primarily to the receipt of a $250 million milestone payment from Abbott following the July 2008 FDA approval of the XIENCE V™ everolimus-eluting coronary stent system. In addition, we made lower interest payments of $129 million in 2008, as compared to 2007, due to lower average debt balances. These increases were partially offset by $187 million of payments made in 2008 towards the Guidant multi-district litigation (MDL) settlement, described in Note L – Commitments and Contingencies to our consolidated financial statements included in Item 8 of this Annual Report.

The decrease in operating cash flow in 2007, as compared to 2006, is attributable primarily to: approximately $400 million in tax payments made in the first quarter of 2007, associated principally with the gain on Guidant’s sale of its vascular intervention and endovascular solutions businesses to Abbott; an increase in interest payments of $160 million due to higher average debt levels; decreases in EBITDA, excluding acquisition-, divestiture-, litigation- and restructuring-related charges of approximately $150 million; and an increase in severance and other merger and restructuring-related payments of approximately $100 million, including severance payments made in the first half of 2007 in conjunction with our acquisition and integration of Guidant. See Note D – Acquisitions to our consolidated financial statements included in Item 8 of this Annual Report for further details.

Investing Activities

We made capital expenditures of $362 million in 2008, $363 million in 2007, and $341 million in 2006. We expect to incur capital expenditures of approximately $375 million during 2009, which includes capital expenditures to upgrade further our quality systems and information systems infrastructure, to enhance our manufacturing capabilities in order to support a second drug-eluting stent platform, and to support continued growth in our business units.

During 2008, our investing activities included proceeds of approximately $1.3 billion associated with the divestiture of certain businesses, $95 million of proceeds associated with definitive agreements with Saints Capital and Paul Capital Partners to sell the majority of our investments in, and notes receivable from certain publicly traded and privately held companies, and $54 million from the sale of certain other investments and collections of notes receivable. These cash inflows were partially offset by $675 million in payments related to prior period acquisitions associated primarily with Advanced Bionics, and $39 million of cash payments for investments in privately held companies, and acquisitions of certain technology rights. In addition, we paid $21 million, net of cash acquired, to acquire CryoCor, Inc. and $17 million, net of cash acquired to acquire Labcoat, Ltd. Refer to Note G – Investments and Notes Receivable and Note D – Acquisitions to our consolidated financial statements contained in Item 8 of this Annual Report for more information.

During 2007, our investing activities included $248 million of payments related to prior period acquisitions, associated primarily with Advanced Bionics; and $53 million of cash payments for investments in privately held companies, and acquisitions of certain technology rights. Further, we paid approximately $70 million in cash, net of cash acquired, to acquire Remon Medical Technologies, Inc. We also issued approximately five million shares of our common stock valued at approximately $90 million and paid $10 million in cash, in addition to our previous investments of $40 million, to acquire the remaining interests of EndoTex Interventional Systems, Inc. These cash outflows were partially offset by $243 million of gross proceeds from the sale of several of our investments in, and collection of notes receivable from, certain privately held and publicly traded companies. Refer to Note G – Investments and Notes Receivable and Note D – Acquisitions to our consolidated financial statements contained in Item 8 of this Annual Report for more information.

During 2006, we paid an aggregate purchase price of approximately $21.7 billion, net of cash acquired, to acquire Guidant Corporation, which included: approximately $7.8 billion of cash; 577 million shares of our common stock at an estimated fair value of $12.5 billion; approximately 40 million of our fully vested stock options granted to Guidant employees at an estimated fair value of $450 million; $97 million associated with the buyout of options of certain former vascular intervention and endovascular solutions Guidant employees; and $770 million of direct acquisition costs, including a $705 million payment made to Johnson & Johnson in connection with the termination of its merger agreement with Guidant. In addition, our investing activities during 2006 included $397 million of payments related to prior period acquisitions, associated primarily with Advanced Bionics, CryoVascular Systems, Inc. and Smart Therapeutics, Inc.; and $98 million of payments for acquisitions of certain technology rights. Partially offsetting these cash outflows were proceeds of $159 million related to the maturity of marketable securities and $33 million of proceeds from the sale of investments in certain privately held companies.

Financing Activities

Our cash flows from financing activities reflect issuances and repayments of debt, payments for share repurchases and proceeds from stock issuances related to our equity incentive programs. We expect to continue to use a significant portion of our future operating cash flow over the next several years to reduce our debt obligations.

Debt

We had total debt of $6.745 billion at December 31, 2008 at an average interest rate of 5.65 percent as compared to total debt of $8.189 billion at December 31, 2007 at an average interest rate of 6.36 percent.  The debt maturity schedule for the significant components of our debt obligations as of December 31, 2008, is as follows:

(in millions)	2009	2010	2011	2012	2013	Thereafter	Total
Term loan		$825	$2,000				$2,825
Abbott Laboratories loan			900				900
Senior notes			850			$2,200	3,050
	$	$825	$3,750	$	$	$2,200	$6,775

Note:	The table above does not include discounts associated with our Abbott loan and senior notes, or amounts related to interest rate swaps used to hedge the fair value of certain of our senior notes.

During 2008, we made debt prepayments of $1.175 billion outstanding under our term loan using cash generated by operations. In addition, we repaid $250 million outstanding under our credit facility secured by our U.S. trade receivables. There were no amounts outstanding under this facility at December 31, 2008. We also maintain a separate $2.0 billion revolving credit facility. In 2008, we issued a $717 million surety bond backed by a $702 million letter of credit and $15 million of cash to secure a damage award related to the Johnson & Johnson patent infringement case pending appeal, described in Note L – Commitments and Contingencies, reducing the credit availability under the revolving facility. There were no amounts outstanding under the facility at December 31, 2008. In February 2009, we amended our term loan and revolving credit facility agreement to increase flexibility under our financial covenants.  Refer to Note I – Borrowings and Credit Arrangements to our 2008 consolidated financial statements included in Item 8 of this Annual Report for information regarding the terms of the amendment. At the same time, we prepaid $500 million of our term loan and reduced our revolving credit facility by $250 million.  As a result, our next debt maturity is $325 million due in April 2010.

During 2007, we prepaid $1.0 billion outstanding under the term loan, using $750 million of cash on hand and $250 million in borrowings against a $350 million credit facility secured by our U.S. trade receivables. In addition, in 2007, cash flows from financing activities included a $60 million contractual payment made to reimburse Abbott for a portion of its cost of borrowing $1.4 billion in 2006 to purchase shares of our common stock in connection with our acquisition of Guidant. Refer to Note D – Acquisitions to our 2008 consolidated financial statements included in Item 8 of this Annual Report for more information regarding the Abbott transaction.

During 2006, we received net proceeds from borrowings of $6.888 billion, which we used primarily to finance the cash portion of the Guidant acquisition. In addition, we received $1.4 billion from the sale of shares of our common stock to Abbott. Refer to Note D – Acquisitions and Note I – Borrowings and Credit Arrangements to our consolidated financial statements contained in Item 8 of this Annual Report for more information on the Abbott transaction and our debt obligations.

Our term loan and revolving credit facility agreement requires that we maintain certain financial covenants. At December 31, 2008, we were in compliance with the required covenants. Our inability to maintain these covenants could require us to seek to further renegotiate the terms of our credit facilities or seek waivers from compliance with these covenants, both of which could result in additional borrowing costs. See Note I – Borrowings and Credit Arrangements to our consolidated financial statements contained in Item 8 of this Annual Report for more information regarding these covenants.

Equity

During 2008, we received $71 million in proceeds from stock issuances related to our stock option and employee stock purchase plans, as compared to $132 million in 2007 and $145 million in 2006. Proceeds from the exercise of employee stock options and employee stock purchases vary from period to period based upon, among other factors, fluctuations in the trading price of our common stock and in the exercise and stock purchase patterns of employees.

We did not repurchase any of our common stock during 2008, 2007 or 2006. Approximately 37 million shares remain under our previous share repurchase authorizations.

Contractual Obligations and Commitments

The following table provides a summary of certain information concerning our obligations and commitments to make future payments, which is in addition to our outstanding principal debt obligations as presented in the previous table, and is based on conditions in existence as of December 31, 2008. See Note D - Acquisitions and

Note I - Borrowings and Credit Arrangements to our 2008 consolidated financial statements included in Item 8 of this Annual Report for additional information regarding our acquisition and debt obligations.

	Payments Due by Period
(in millions)	2009	2010	2011	2012	2013	Thereafter	Total
Lease obligations (1)	$64	$56	$45	$35	$26	$57	$283
Purchase obligations (1)(2)	338	39	11	4	3		395
Minimum royalty obligations (1)	29	27	14	2	1	6	79
Unrecognized tax benefits	124						124
Interest payments (1)(3)	338	297	199	133	133	747	1,847
	$893	$419	$269	$174	$163	$810	$2,728

(1)	In accordance with U.S. GAAP, these obligations relate to expenses associated with future periods and are not reflected in our consolidated balance sheets.
(2)	These obligations relate primarily to inventory commitments and capital expenditures entered in the normal course of business.
(3)
Interest payment amounts related to our term loan are projected using market interest rates as of December 31, 2008. Future interest payments may differ from these projections based on changes in the market interest rates.

The table above does not reflect unrecognized tax benefits of $1.251 billion, the timing of which is uncertain. Refer to Note K– Income Taxes to our 2008 consolidated financial statements included in Item 8 of this Annual Report for more information on these unrecognized tax benefits.

Certain of our acquisitions involve the payment of contingent consideration. See Note D - Acquisitions to our 2008 consolidated financial statements included in Item 8 of this Annual Report for the estimated maximum potential amount of future contingent consideration we could be required to pay associated with our recent acquisitions. Since it is not possible to estimate when, or even if, performance milestones will be reached, or the amount of contingent consideration payable based on future revenues, the maximum contingent consideration has not been included in the table above. Additionally, we may consider satisfying these commitments by issuing our stock or refinancing the commitments with cash, including cash obtained through the sale of our stock. Payments due to the former shareholders of Advanced Bionics in connection with our amended merger agreement are accrued as of December 31, 2008, and therefore, do not appear in the table above.

Certain of our equity investments give us the option to acquire the company in the future. Since it is not possible to estimate when, or even if, we will exercise our option to acquire these companies, we have not included these future potential payments in the table above.

At December 31, 2008, we had outstanding letters of credit of approximately $819 million, as compared to approximately $110 million at December 31, 2007, which consisted primarily of bank guarantees and collateral for workers’ compensation programs. The increase is due primarily to a $702 million letter of credit entered into in 2008 in order to secure a damage award pending appeal related to the Johnson & Johnson patent infringement case. As of December 31, 2008, none of the beneficiaries had drawn upon the letters of credit or guarantees. We believe we have sufficient cash on hand and intend to fund these payments without drawing on the letters of credit.

Critical Accounting Policies and Estimates

Our financial results are affected by the selection and application of accounting policies. We have adopted accounting policies to prepare our consolidated financial statements in conformity with U.S. GAAP. We describe these accounting polices in Note A—Significant Accounting Policies to our 2008 consolidated financial statements included in Item 8 of this Annual Report.

To prepare our consolidated financial statements in accordance with U.S. GAAP, management makes estimates and assumptions that may affect the reported amounts of our assets and liabilities, the disclosure of contingent assets and liabilities at the date of our financial statements and the reported amounts of our revenue and expenses during the reporting period. Our actual results may differ from these estimates.

We consider estimates to be critical if (i) we are required to make assumptions about material matters that are uncertain at the time of estimation or if (ii) materially different estimates could have been made or it is reasonably likely that the accounting estimate will change from period to period. The following are areas requiring management’s judgment that we consider critical:

Revenue Recognition

We generate revenue primarily from the sale of single-use medical devices. We consider revenue to be realized or realizable and earned when all of the following criteria are met: persuasive evidence of a sales arrangement exists; delivery has occurred or services have been rendered; the price is fixed or determinable; and collectibility is reasonably assured. We generally meet these criteria at the time of shipment, unless a consignment arrangement exists or we are required to provide additional services. We recognize revenue from consignment arrangements based on product usage, or implant, which indicates that the sale is complete. For our other transactions, we recognize revenue when our products are delivered and risk of loss transfers to the customer, provided there are no substantive remaining performance obligations required of us or any matters requiring customer acceptance, and provided we can form an estimate for sales returns. For multiple-element arrangements where the sale of devices is combined with future service obligations, as with our LATITUDE® Patient Management System, we defer revenue on the undelivered element based on verifiable objective evidence of fair value, and recognize the associated revenue over the related service period. We present revenue net of sales taxes in our consolidated statements of operations.

We generally allow our customers to return defective, damaged and, in certain cases, expired products for credit. We base our estimate for sales returns upon historical trends and record the amount as a reduction to revenue when we sell the initial product. In addition, we may allow customers to return previously purchased products for next-generation product offerings; for these transactions, we defer recognition of revenue based upon an estimate of the amount of product to be returned when the next-generation products are shipped to the customer.

We offer sales rebates and discounts to certain customers. We treat sales rebates and discounts as a reduction of revenue and classify the corresponding liability as current. We estimate rebates for products where there is sufficient historical information available to predict the volume of expected future rebates. If we are unable to estimate the expected rebates reasonably, we record a liability for the maximum rebate percentage offered. We have entered certain agreements with group purchasing organizations to sell our products to participating hospitals at negotiated prices. We recognize revenue from these agreements following the same revenue recognition criteria discussed above.

Inventory Provisions

We base our provisions for excess and obsolete inventory primarily on our estimates of forecasted net sales. A significant change in the timing or level of demand for our products as compared to forecasted amounts may result in recording additional provisions for excess and obsolete inventory in the future. The industry in which we participate is characterized by rapid product development and frequent new product introductions. Uncertain timing of next-generation product approvals, variability in product launch strategies, product recalls and variation in product utilization all affect our estimates related to excess and obsolete inventory.

Valuation of Business Combinations

We record intangible assets acquired in business combinations under the purchase method of accounting. We allocate the amounts we pay for each acquisition to the assets we acquire and liabilities we assume based on their fair values at the dates of acquisition in accordance with FASB Statement No. 141, Business Combinations, including identifiable intangible assets and purchased research and development which either arise from a contractual or legal right or are separable from goodwill. We base the fair value of identifiable intangible assets and purchased research and development on detailed valuations that use information and assumptions provided by management. We allocate any excess purchase price over the fair value of the net tangible and identifiable intangible assets acquired to goodwill. The use of alternative valuation assumptions, including estimated cash flows and discount rates, and alternative estimated useful life assumptions could result in different purchase price allocations, purchased research and development charges, and intangible asset amortization expense in current and future periods.

Purchased Research and Development

Our purchased research and development represents the value of acquired in-process projects that have not yet reached technological feasibility and have no alternative future uses as of the date of acquisition. The primary basis for determining the technological feasibility of these projects is obtaining regulatory approval to market the underlying products in an applicable geographic region. Through December 31, 2008, we have expensed the value attributable to these in-process projects at the time of the acquisition in accordance with accounting standards effective through that date. If the projects are not successful or completed in a timely manner, we may not realize the financial benefits expected for these projects or for the acquisition as a whole. In addition, we record certain costs associated with our alliances as purchased research and development.

We use the income approach to determine the fair values of our purchased research and development. This approach calculates fair value by estimating the after-tax cash flows attributable to an in-process project over its useful life and then discounting these after-tax cash flows back to a present value. We base our revenue assumptions on estimates of relevant market sizes, expected market growth rates, expected trends in technology and expected levels of market share. In arriving at the value of the in-process projects, we consider, among other factors: the in-process projects’ stage of completion; the complexity of the work completed as of the acquisition date; the costs already incurred; the projected costs to complete; the contribution of core technologies and other acquired assets; the expected introduction date; and the estimated useful life of the technology. We base the discount rate used to arrive at a present value as of the date of acquisition on the time value of money and medical technology investment risk factors. For the in-process projects acquired in connection with our recent acquisitions, we used the following ranges of risk-adjusted discount rates to discount our projected cash flows: 34 percent in 2008, 19 percent in 2007, and 13 percent to 17 percent in 2006. We believe that the estimated in-process research and development amounts so determined represent the fair value at the date of acquisition and do not exceed the amount a third party would pay for the projects.

Impairment of Intangible Assets

We review intangible assets subject to amortization quarterly to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset, a product recall, or an adverse action or assessment by a regulator. If an impairment indicator exists we test the intangible asset for recoverability.  For purposes of the recoverability test, we group our intangible assets with other assets and liabilities at the lowest level of identifiable cash flows if the intangible asset does not generate cash flows independent of other assets and liabilities.  If the carrying value of the intangible asset (asset group) exceeds the undiscounted cash flows expected to result from the use and eventual disposition of the intangible asset (asset group), we will write the carrying value down to the fair value in the period identified. In addition, we review our indefinite-lived intangible assets at least annually for impairment and reassess their classification as indefinite-lived assets. To test for impairment, we calculate the fair value of our indefinite-lived intangible assets and compare the calculated fair values to the respective carrying values.   If the carrying value exceeds the fair value of the indefinite-lived intangible asset, the carrying value is written down to the fair value.

We generally calculate fair value of our intangible assets as the present value of estimated future cash flows we expect to generate from the asset using a risk-adjusted discount rate.   In determining our estimated future cash flows associated with our intangible assets, we use estimates and assumptions about future revenue contributions, cost structures and remaining useful lives of the asset (asset group).  The use of alternative assumptions, including estimated cash flows, discount rates, and alternative estimated remaining useful lives could result in different calculations of impairment. See Note A - Significant Accounting Policies and Note E - Goodwill and Other Intangible Assets to our 2008 consolidated financial statements included in Item 8 of this Annual Report for more information related to impairment of intangible assets during 2008, 2007 and 2006.

Goodwill Impairment

We test our goodwill balances as of April 1 during the second quarter of each year for impairment. We test our goodwill balances more frequently if indicators are present or changes in circumstances suggest that impairment may exist. In performing the test, we utilize the two-step approach prescribed under FASB Statement No. 142, Goodwill and Other Intangible Assets. The first step requires a comparison of the carrying value of the reporting units, as defined, to the fair value of these units. We have identified our domestic divisions, which in aggregate make up the U.S. reportable segment, and our two international operating segments as our reporting units for purposes of the goodwill impairment test.  To derive the carrying value of our reporting units at the time of acquisition, we assign goodwill to the reporting units that we expect to benefit from the respective business combination. In addition, for purposes of performing our annual goodwill impairment test, assets and liabilities, including corporate assets, which relate to a reporting unit’s operations, and would be considered in determining fair value, are allocated to the individual reporting units. We allocate assets and liabilities not directly related to a specific reporting unit, but from which the reporting unit benefits, based primarily on the respective revenue contribution of each reporting unit. If the carrying value of a reporting unit exceeds its fair value, we will perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any.

The second step of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill to its carrying value. If we were unable to complete the second step of the test prior to the issuance of our financial statements and an impairment loss was probable and could be reasonably estimated, we would recognize our best estimate of the loss in our current period financial statements and disclose that the amount is an estimate.  We would then recognize any adjustment to that estimate in subsequent reporting periods, once we have finalized the second step of the impairment test.

During the fourth quarter of 2008, we recorded a $2.613 billion goodwill impairment charge associated with our acquisition of Guidant. The decline in our stock price and our market capitalization during the fourth quarter created an indication of potential impairment of our goodwill balance; therefore, we performed an interim impairment test. Key factors contributing to the impairment charge included disruptions in the credit and equity market, and the resulting impacts to weighted-average cost of capital, and changes in CRM market demand relative to our original assumptions at the time of acquisition. Refer to Note E – Goodwill and Other Intangible Assets to our consolidated financial statements contained in Item 8 of this Annual Report for more information.

Investments in Publicly Traded and Privately Held Entities

We account for investments in entities over which we have the ability to exercise significant influence under the equity method if we hold 50 percent or less of the voting stock and the entity is not a variable interest entity in which we are the primary beneficiary. We account for investments in entities over which we do not have the ability to exercise significant influence under the cost method. Our determination of whether we have the ability to exercise significant influence over an entity requires judgment. We consider the guidance in Accounting Principles Board (APB) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, Emerging Issues Task Force (EITF) Issue No. 03-16, Accounting for Investments in Limited Liability Companies, and EITF Topic D-46, Accounting for Limited Partnership Investments, in determining whether we have the ability to exercise significant influence over an entity.

We regularly review our investments for impairment indicators.  If we determine that impairment exists and it is other-than-temporary, we recognize an impairment loss equal to the difference between an investment’s carrying value and its fair value. See Note A - Significant Accounting Policies and Note G- Investments and Notes Receivable to our 2008 consolidated financial statements included in Item 8 of this Annual Report for a detailed analysis of our investments and our accounting treatment for our investment portfolio.

Income Taxes

We utilize the asset and liability method for accounting for income taxes. Under this method, we determine deferred tax assets and liabilities based on differences between the financial reporting and tax bases of our assets and liabilities. We measure deferred tax assets and liabilities using the enacted tax rates and laws that will be in effect when we expect the differences to reverse.

We recognized net deferred tax liabilities of $1.351 billion at December 31, 2008 and $1.605 billion at December 31, 2007. The liabilities relate primarily to deferred taxes associated with our acquisitions. The assets relate primarily to the establishment of inventory and product-related reserves, litigation and product liability reserves, purchased research and development, investment write-downs, net operating loss carryforwards and tax credit carryforwards. In light of our historical financial performance, we believe we will recover substantially all of these assets. We reduce our deferred tax assets by a valuation allowance if, based upon the weight of available evidence, it is more likely than not that we will not realize some portion or all of the deferred tax assets. We consider relevant evidence, both positive and negative, to determine the need for a valuation allowance. Information evaluated includes our financial position and results of operations for the current and preceding years, as well as an evaluation of currently available information about future years.

We do not provide income taxes on unremitted earnings of our foreign subsidiaries where we have indefinitely reinvested such earnings in our foreign operations. It is not practical to estimate the amount of income taxes payable on the earnings that are indefinitely reinvested in foreign operations. Unremitted earnings of our foreign subsidiaries that we have indefinitely reinvested offshore are $9.327 billion at December 31, 2008 and $7.804 billion at December 31, 2007.

We provide for potential amounts due in various tax jurisdictions. In the ordinary course of conducting business in multiple countries and tax jurisdictions, there are many transactions and calculations where the ultimate tax outcome is uncertain. Judgment is required in determining our worldwide income tax provision. In our opinion, we have made adequate provisions for income taxes for all years subject to audit. Although we believe our estimates are reasonable, we can make no assurance that the final tax outcome of these matters will not be different from that which we have reflected in our historical income tax provisions and accruals. Such differences could have a material impact on our income tax provision and operating results in the period in which we make such determination.

See Note K — Income Taxes to our 2008 consolidated financial statements included in Item 8 of this Annual Report for a detailed analysis of our income tax accounting.

Legal, Product Liability Costs and Securities Claims

We are involved in various legal and regulatory proceedings, including intellectual property, breach of contract, securities litigation and product liability suits. In some cases, the claimants seek damages, as well as other relief, which, if granted, could require significant expenditures or impact our ability to sell our products. We are substantially self-insured with respect to product liability claims. We maintain insurance policies providing limited coverage against securities claims. We generally record losses for claims in excess of purchased insurance in earnings at the time and to the extent they are probable and estimable. In accordance with FASB Statement No. 5, Accounting for Contingencies, we accrue anticipated costs of settlement, damages, losses for general product liability claims and, under certain conditions, costs of defense, based on historical experience or to the extent specific losses are probable and estimable. Otherwise, we expense these costs as incurred. If the estimate of a probable loss is a range and no amount within the range is more likely, we accrue the minimum amount of the range.

Our accrual for legal matters that are probable and estimable was $1.089 billion at December 31, 2008 and $994 million at December 31, 2007, and includes estimated costs of settlement, damages and defense.  The increase in our accrual is due primarily to a pre-tax charge of $334 million resulting from a ruling by a federal judge in a patent infringement case brought against us by Johnson & Johnson, which we recorded during the third quarter of 2008. Partially offsetting this increase was a reduction of $187 million as a result of payments made in the fourth quarter of 2008 related to the Guidant multi-district litigation (MDL) settlement described in Note L – Commitments and Contingencies. In the first quarter of 2009, we made an additional MDL payment of approximately $13 million, and anticipate making the remaining payments of $20 million during the first half of 2009. These amounts were both accrued as of December 31, 2008. We continue to assess certain litigation and claims to determine the amounts that management believes will be paid as a result of such claims and litigation and, therefore, additional losses may be accrued in the future, which could adversely impact our operating results, cash flows and our ability to comply with our debt covenants. See further discussion of our material legal proceedings in Item 3. Legal Proceedings and Note L — Commitments and Contingencies to our 2008 consolidated financial statements included in Item 8 of this Annual Report for further discussion of our individual material legal proceedings.

New Accounting Standards

Standards Implemented

Interpretation No. 48

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, to create a single model to address accounting for uncertainty in tax positions. We adopted Interpretation No. 48 as of the first quarter of 2007. Interpretation No. 48 requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return, as well as enhanced disclosures regarding uncertainties in income tax positions, including a roll forward of tax benefits taken that do not qualify for financial statement recognition. Refer to Note K – Income Taxes to our 2008 consolidated financial statements included in Item 8 of this Annual Report for more information regarding our application of Interpretation No. 48 and its impact on our consolidated financial statements.

Statement No. 157

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. Statement No. 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. Statement No. 157 does not require any new fair value measurements; rather, it applies to other accounting pronouncements that require or permit fair value measurements. We adopted the provisions of Statement No. 157 for financial assets and financial liabilities as of January 1, 2008, and will apply those provisions to nonfinancial assets and nonfinancial liabilities as of January 1, 2009. Refer to Note C – Fair Value Measurements to our consolidated financial statements contained in Item 8 of this Annual Report for a discussion of our adoption of Statement No. 157 and its impact on our financial statements.

Statement No. 158

In September 2006, the FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which amends Statements Nos. 87, 88, 106 and 132(R). Statement No. 158 requires recognition of the funded status of a benefit plan in the consolidated statements of financial position, as well as the recognition of certain gains and losses that arise during the period, but are deferred under pension accounting rules, in other comprehensive income (loss). Additionally, Statement No. 158 requires that, beginning with fiscal years ending after December 15, 2008, a business entity measure plan assets and benefit obligations as of its fiscal year-end statement of financial position. We adopted the measurement-date requirement in 2008 and the other provisions of Statement No. 158 in 2006.  Refer to Note A – Significant Accounting Policies to our 2008 consolidated financial statements included in Item 8 of this Annual Report for more information on our pension and other postretirement plans.

Statement No. 159

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which allows an entity to elect to record financial assets and financial liabilities at fair value upon their initial recognition on a contract-by-contract basis. We adopted Statement No. 159 as of January 1, 2008 and did not elect the fair value option for our eligible financial assets and financial liabilities.

New Standards to be Implemented

Statement No. 161

In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, which amends Statement No. 133 by requiring expanded disclosures about an entity’s derivative instruments and hedging activities. Statement No. 161 requires increased qualitative, quantitative, and credit-risk disclosures, including (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  We are required to adopt Statement No. 161 for our first quarter ending March 31, 2009.

Staff Position No. 157-2

In February 2008, the FASB released Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of Statement No. 157 for all nonfinancial assets and nonfinancial liabilities, except for those that are recognized or disclosed at fair value in the financial statements on a recurring basis. We are required to apply the provisions of Statement No. 157 to nonfinancial assets and nonfinancial liabilities as of January 1, 2009. We do not believe the adoption of Staff Position No. 157-2 will have a material impact on our future results of operations or financial position.

Statement No. 141(R)

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, a replacement for Statement No. 141. Statement No. 141(R) retains the fundamental requirements of Statement No. 141, but requires the recognition of all assets acquired and liabilities assumed in a business combination at their fair values as of the acquisition date. It also requires the recognition of assets acquired and liabilities assumed arising from contractual contingencies at their acquisition date fair values. Additionally, Statement No. 141(R) supersedes FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method, which required research and development assets acquired in a business combination that had no alternative future use to be measured at their fair values and expensed at the acquisition date.

Statement No. 141(R) now requires that purchased research and development be recognized as an intangible asset. We are required to adopt Statement No. 141(R) prospectively for any acquisitions on or after January 1, 2009, except for changes in tax assets and liabilities associated with prior acquisitions.

Management’s Report on Internal Control over Financial Reporting

As the management of Boston Scientific Corporation, we are responsible for establishing and maintaining adequate internal control over financial reporting. We designed our internal control system to provide reasonable assurance to management and the Board of Directors regarding the preparation and fair presentation of our financial statements.

We assessed the effectiveness of our internal control over financial reporting as of December 31, 2008. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on our assessment, we believe that, as of December 31, 2008, our internal control over financial reporting is effective at a reasonable assurance level based on these criteria.

Ernst & Young LLP, an independent registered public accounting firm, has issued an audit report on the effectiveness of our internal control over financial reporting. This report in which they expressed an unqualified opinion is included below.

/s/ James R. Tobin	/s/ Sam R. Leno
James R. Tobin	Sam R. Leno
President and Chief Executive Officer	Executive Vice President – Finance & Information Systems and Chief Financial Officer